Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

TEEKAY TANKERS LTD.

(Exact name of Registrant as Specified in its Charter)

Table 1 — Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Class A Common Stock	Other	600,000(2)	$43.15(3)	$25,890,000	0.00011020	$2,853.08

Total Offering Amount					$25,890,000		$2,853.08

Total Fee Offsets(4)							$ —

Net Fee Due							$2,853.08

(1)

Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover such indeterminate number of additional shares of Class A Common Stock, par value $0.01 per share, of the Registrant (the “Common Stock”) that become issuable under the Teekay Tankers Ltd. 2023 Long-Term Incentive Plan by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected without the Registrant’s receipt of consideration that increases the number of the Registrant’s outstanding shares of Common Stock.

(2)	Represents 600,000 shares of the Registrant’s Common Stock authorized to be issued under the Teekay Tankers Ltd. 2023 Long-Term Incentive Plan.
(3)

Estimated in accordance with paragraphs (c) and (h) of Rule 457 under the Securities Act solely for purposes of calculating the registration fee. The price for the Common Stock being registered hereby is based on a price of $43.15 per share of Common Stock, which is the average of the high ($44.27) and low ($42.02) trading prices for a share of Common Stock of the Registrant on April 19, 2023, as reported on the New York Stock Exchange.

(4)	The Registrant does not have any fee offsets.